EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 18, 2014, relating to the consolidated financial statements of bebe stores, inc. and subsidiaries, and the effectiveness of bebe stores, inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of bebe stores, inc. for the year ended July 5, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

San Francisco, California

June 8, 2015